UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

(Amendment No. 3)*

Taylor Devices, Inc.

(Name of Issuer)

Common Stock, par value $.025 per share

(Title of Class of Securities)

877163105

(CUSIP Number)

August 29, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G	Page 2

CUSIP NO. 877163105

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Henry Partners, L.P. 23-2888396
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power *
	6.	Shared Voting Power *
	7.	Sole Dispositive Power *
	8.	Shared Dispositive Power *
9.	Aggregate Amount Beneficially Owned by Each Reporting Person *
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)* *
12.	Type of Reporting Person (See Instructions) PN

*	See Item 5 herein – less than 5%.

Schedule 13G	Page 3

CUSIP NO. 877163105

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Matthew Partners, L.P. 23-3063303
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power *
	6.	Shared Voting Power *
	7.	Sole Dispositive Power *
	8.	Shared Dispositive Power *
9.	Aggregate Amount Beneficially Owned by Each Reporting Person *
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)* *
12.	Type of Reporting Person (See Instructions) PN

*	See Item 5 herein – less than 5%.

Schedule 13G	Page 4

CUSIP NO. 877163105

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) Henry Investment Trust, L.P. 23-2887157
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒* (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power *
	6.	Shared Voting Power *
	7.	Sole Dispositive Power *
	8.	Shared Dispositive Power *
9.	Aggregate Amount Beneficially Owned by Each Reporting Person* *
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) *
12.	Type of Reporting Person (See Instructions) PN

*	See Item 5 herein – less than 5%.

Schedule 13G	Page 5

CUSIP NO. 877163105

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only) David W. Wright
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒* (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Pennsylvania
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power *
	6.	Shared Voting Power *
	7.	Sole Dispositive Power *
	8.	Shared Dispositive Power *
9.	Aggregate Amount Beneficially Owned by Each Reporting Person* *
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) *
12.	Type of Reporting Person (See Instructions) IN

*	See Item 5 herein – less than 5%.

Schedule 13G	Page 6

CUSIP NO. 877163105

Item 1.(a)	Name of Issuer:

Taylor Devices, Inc.

Item 1.(b)	Address of Issuer’s Principal Executive Offices:

90 Taylor Drive,

North Tonawanda, New York 14120

Item 2.(a)	Name of Person Filing:

(1)     Henry Partners, L.P.

(2)     Matthew Partners, L.P.

(3)     Henry Investment Trust, L.P.

(4)     David W. Wright

Item 2.(b)	Address of Principal Business Office or, if none, Residence:

(1)     255 South 17th Street, Suite 1102

    Philadelphia, PA 19103

(2)     255 South 17th Street, Suite 1102

    Philadelphia, PA 19103

(3)     255 South 17th Street, Suite 1102

    Philadelphia, PA 19103

(4)     255 South 17th Street, Suite 1102

    Philadelphia, PA 19103

Item 2.(c)	Citizenship:

(1)     Delaware

(2)     Delaware

(3)     Pennsylvania

(4)     Pennsylvania

Item 2.(d)	Title of Class of Securities:

Common Stock, par value $.025 per share

Item 2.(e)	CUSIP Number:

877163105

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Schedule 13G	Page 7

CUSIP NO. 877163105

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HENRY PARTNERS, L.P. by its General Partner,
HENRY INVESTMENT TRUST, L.P., by its
General Partner, CANINE PARTNERS, LLC

Date: August 31, 2016	By:	/s/ David W. Wright
David W. Wright,
President

MATTHEW PARTNERS, L.P. by its General Partner,
HENRY INVESTMENT TRUST, L.P., by its
General Partner, CANINE PARTNERS, LLC

Date: August 31, 2016	By:	/s/ David W. Wright
David W. Wright,
President

HENRY INVESTMENT TRUST, L.P., by its
General Partner, CANINE PARTNERS, LLC

Date: August 31, 2016	By:	/s/ David W. Wright
David W. Wright,
President

Date: August 31, 2016		/s/ David W. Wright
David W. Wright